LEAVE OF ABSENCE AGREEMENT

THIS LEAVE OF ABSENCE AGREEMENT (this “Agreement”) is made and entered into effective as of January 4, 2007, (the “Effective Date”), by and between Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Dr Gary Rogers, an employee of the Company (“Dr. Rogers”).

In consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

1.	Leave of Absence, Consulting.

(a) Leave of Absence. Dr. Rogers has requested, and the Company hereby grants, a three month leave of absence from his full-time employment, commencing January 4, 2007, and ending March 31, 2007, subject to the conditions of this Agreement.

(b) Services. During his leave of absence, Dr. Rogers shall continue to provide to the Company services relating to (i) ongoing prosecution of patent applications, (ii) evaluation and drafting of new patent applications, (iii) the Company’s medicinal chemistry activities, and (iv) evaluation of in-licensing opportunities. The priority for the Company will be to assure that patent evaluation, drafting and prosecution will be completed in a timely manner. If Dr. Rogers has limited availability, the patent issues should always prevail over work on the chemistry.

(c) Time Commitment. Dr. Rogers shall render such services at such times as mutually and reasonably agreed upon between the Company and Dr. Rogers, provided that (i) Dr. Rogers shall provide at least ten (10) hours of service per week and the Company shall not require more than twenty (20) hours of service per week without prior written agreement between both parties. Dr. Rogers will send a completed timesheet electronically every two weeks to Dr. Varney outlining the hours and details of services provided.

(d) Payment. During his leave of absence, the Company will continue to pay Dr. Rogers an amount equal to his current base salary by debiting his accrued paid time off for each day of leave up to the total accrued days at the beginning of the leave of absence. As of the date hereof, Dr. Rogers has 71.88 days of paid time off accrued. For each day of work (defined as 8 hours) that Dr. Rogers performs services under this Agreement, the Company will pay Dr. Rogers an amount equal to one day of his current base salary without debiting his accrued paid time off.

(e) Other Benefits. During his leave of absence, Dr. Rogers shall not be entitled to any employee benefits, including without limitation, paid time off and holiday pay. However, group benefits for himself and any applicable dependents under the Company’s group medical, dental, vision, life, and disability insurance shall remain in full force during the duration of this agreement.

(f) Reimbursement of Expenses. Dr. Rogers shall be reimbursed for all reasonable out-of-pocket expenses incurred by him in rendering services hereunder, including travel expenses if travel is requested by the Company, provided that the incurrence of such expenses over $1,000 has received the prior written approval of the Company. Dr. Rogers shall be reimbursed within thirty (30) days of the submission of an expense report in which adequate support is provided for the expenses to be reimbursed.

(g) Option Vesting. Dr. Rogers’ options to purchase Company stock shall continue in force and shall continue to vest during Dr. Rogers’ leave of absence.

(f) Workplace and Materials. Dr. Rogers shall maintain a safe and healthful workspace in which to render the services contemplated by this Agreement. The Company shall allow Dr. Rogers the use of a company owned laptop computer and Blackberry and access to email. Dr. Rogers shall keep the Company generally informed of his availability, and shall maintain contact with the Company by phone and email.

2.	After Leave of Absence.

(a) Notice from Dr. Rogers. On or before March 1, 2007, Dr. Rogers shall notify the Company of his intent to return to full-time employment, or to formally resign from employment with the Company as of March 31, 2007. If Dr. Rogers does not provide such notice, he will be deemed to resign on March 31, 2007.

(b) Return to Full-Time Employment. If Dr. Rogers elects to return to full-time employment, the Company agrees to employ him at an appropriate position and with compensation commensurate with the Company’s needs and Dr. Rogers’ experience and responsibility. The Company does not guarantee that Dr. Rogers will be reinstated to the same or a comparable position, or have equivalent compensation, on his return from leave as he held and received prior to his leave. Any such employment shall be at-will. However, if Cortex has to implement staff reductions due to financial difficulties, the Company may decide not to reinstate Dr Rogers.

(c) No Return to Full-Time Employment, Continuing Consulting. If Dr. Rogers resigns effective March 31, 2007, he shall be paid any remaining unused paid time off pay in a lump sum, and he shall continue to provide the consulting services described above through December 31, 2007, or later by mutual agreement. As compensation for such consulting, Dr. Rogers shall be paid at the rate of one hundred and twenty five dollars ($125) per hour. Such compensation will be paid monthly. At such time, Dr. Rogers shall execute a customary Consulting Agreement, which shall include confidentiality and invention assignment provisions. Dr. Rogers’ options to purchase Company stock shall continue in force and shall continue to vest during Dr. Rogers’ consulting, provided however that Dr. Rogers acknowledges that any exercise of an incentive stock option more than three months following his resignation shall be treated, for tax purposes, as a non-qualified stock option.

3.	Miscellaneous.

(a) Notices. All notices, requests, demands and other communications (collectively, “Notices”) given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if sent by recognized international courier, or facsimile confirmed by first class mail, to the following addresses:

(i)	If to the Company, to:

Cortex Pharmaceuticals, Inc.

15231 Barranca Parkway

Irvine, California 92618

Attention: Chief Operating Officer

Facsimile: 949 727 3657

(ii)	If to Dr. Rogers, to:

Address:

Facsimile:

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by recognized international courier shall be deemed to have been duly two business days from the date sent, unless sooner received. Any of the parties to this Agreement may from time to time change its address for receiving Notices by giving written Notice thereof in the manner set forth above.

(b) Entire Agreement. Any existing agreements between the parties concerning the ownership of discoveries, protection of trade secrets, or other intellectual property rights shall remain in force by their terms. To the extent this Agreement conflicts with any existing agreement between the parties concerning the terms of Dr. Rogers’ employment, this Agreement shall control. This Agreement otherwise contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, relating to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement, have been relied upon by any party to this Agreement.

(c) Arbitration. Any dispute arising under this Agreement shall be resolved exclusively by final and binding arbitration under the auspices of the American Arbitration Association (or such other arbitrator as the parties may agree upon) in Orange County, California, in accordance with the current rules of the AAA for employment disputes and applicable California law. Both parties understand that they are waiving the right to trial by judge or jury in Superior Court.

IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

“Company”

Cortex Pharmaceuticals, Inc.

/s/ Mark A. Varney
Mark Varney, Ph.D.,
Chief Operating and Chief Scientific Officer

“Dr. Rogers”

/s/ Gary A. Rogers
Gary Rogers, Ph.D.

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